EX-99.e.1.ii

AMENDMENT NO. 3 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF DECEMBER 31, 2024

This Schedule to the Distribution Agreement between Delaware Group Limited-Term Government Funds and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010, and further amended and restated on February 25, 2016 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Class.

Series Name	Class Names	Total 12b-1 Plan Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Portion designated as Service Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Effective Date
Macquarie Limited-Term Diversified Income Fund (formerly, Delaware Limited-Term Diversified Income Fund)	Class A	.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Class R6	N/A		February 25, 2016
	Institutional Class	N/A		April 19, 2001
Macquarie Tax-Free Oregon Fund (formerly, Delaware Tax-Free Oregon Fund)	Class A	.25%		July 19, 2019
	Class R6	N/A		July 19, 2019
	Institutional Class	N/A		July 19, 2019

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ Richard Salus
Name:	Richard Salus
Title:	Senior President and Global Head of Fund Services

DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS
on behalf of the Series listed on Schedule I

By:	/s/ Shawn Lytle
Name:	Shawn Lytle
Title:	President and Chief Executive Officer